Exhibit 99.1

Array completes sale of select spectrum assets to Verizon for $1.0 billion

Board declares special dividend of $11.00 per share

CHICAGO (June 1, 2026) – Array Digital Infrastructure, Inc. (NYSE: AD) (ArraySM) today announced the successful closing of the previously announced agreement with Verizon (NYSE: VZ) to sell a portion of the Company’s retained spectrum licenses for total consideration of $1.0 billion.

Additionally, certain spectrum sales to T-Mobile totaling $168M, primarily related to 700MHz and 600MHz, were completed in May.

These transactions further the objective announced on May 28, 2024, to opportunistically monetize remaining spectrum following the sale of the T-Mobile wireless operation which closed on August 1, 2025.

Considering the closing of the Verizon and other transactions alongside current cash on hand, the Array Board of Directors has declared a special cash dividend of $11.00 per Common Share and Series A Common Share. The special dividend is payable on June 25, 2026, to shareholders of record on June 11, 2026. While future dividend declarations are subject to the Board’s discretion, the Company at this time does not anticipate that any additional dividends will be paid during 2026.

“We have made significant progress in our spectrum monetization efforts and are pleased with the value realized in this sale,” said Anthony Carlson, Array President and CEO. “Further, as we have done with prior asset sale proceeds, we are returning value to our shareholders in the form of a special dividend.”

The declaration of this special dividend is unrelated to the special committee of the Array Board of Directors’ evaluation of the non-binding proposal, dated May 7, 2026, from Telephone and Data Systems, Inc. (NYSE: TDS) (“TDS”) to acquire all of the outstanding common shares of Array not currently owned by TDS, which was previously announced on May 8, 2026, and the special committee has not made any decision with respect to such proposal at this time.

Note
Array currently expects that when 1099-DIVs are issued for 2026, this special dividend will be largely designated as an ordinary and qualified dividend, subject to the shareholder’s holding period requirements.

Advisors
Citigroup Global Markets Inc. served as lead financial advisor and Centerview Partners LLC served as financial advisor to Telephone and Data Systems, Inc. (TDS) in connection with the Verizon transaction. TD Securities (USA) LLC and Wells Fargo also served as financial advisors to TDS. Wilkinson Barker Knauer, LLP served as lead transactional and FCC regulatory counsel to both TDS and Array. In addition, Clifford Chance LLP served as regulatory advisor to both TDS and Array and Sidley Austin LLP served as legal advisor to TDS. PJT Partners LP served as financial advisor and Cravath, Swaine & Moore LLP served as legal advisor to the independent directors of Array.

About Array
Array Digital Infrastructure, Inc. is a leading owner and operator of shared wireless communications infrastructure in the United States. With over 4,400 cell towers in locations from coast to coast, Array enables the deployment of 5G and other wireless technologies throughout the country. Headquartered in Chicago, Array is approximately 82% owned by TDS.

Contacts

Karen Samples, Corporate Finance and Investor Relations Senior Manager
karen.samples@tdsinc.com

John Toomey, TDS Treasurer and Vice President – Corporate Relations
john.toomey@tdsinc.com

For more information about Array, visit: investors.arrayinc.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. The forward-looking statements include the statement regarding Array’s expectation regarding the designation of the special dividend on 1099-DIV. This statement relies on the company’s current assumptions and involves uncertainties that could cause a different result. The ultimate designation of the special dividend depends on several factors including Array’s 2026 taxable income and the amount and timing of any additional special dividends issued by Array in 2026. The forward-looking statements also include the statement that the Company at this time does not anticipate that any additional dividends will be paid during 2026. The amount and timing of any dividends is subject to business, economic and other relevant factors.